Exhibit 10.20

AMENDMENT NO. 3
TO
SECURED MULTI-DRAW
TERM LOAN FACILITY AGREEMENT

This Amendment No. 3 to the Secured Multi-Draw Term Loan Facility Agreement, dated as of the 11th day of January, 2008, by and between BioLife Solutions, Inc.,  and Thomas Girschweiler and Walter Villiger, as previously amended on the 20th day of October, 2008 and December 16, 2009 (the “Agreement”), is entered into as of the 29th day of November, 2010. Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

The third WHEREAS clause of the Agreement is hereby amended to read as follows:

“WHEREAS, each Investor is willing to extend to the Company a secured multi-draw term loan facility (the “Facility”) of $4,750,000, which Facility shall (a) incorporate (i) a refinancing of the Investor’s Notes and accrued interest thereon, in the aggregate amount of $1,431,563.30, (ii) advances of principal made to the date hereof, and (iii) a commitment from the Investor to advance to the Company, from time to time, additional amounts which, when added to the monies referred to in items (a)(i) and (ii) hereof will total, in the aggregate, the amount of the Facility, (b) bear interest at the rate of 7% per annum on the principal balance outstanding from time to time, (c) be evidenced by a secured multi-draw term loan note in the form attached hereto as Exhibit A (the “Multi-Draw Term Loan Note”), (d) become due and payable, together with accrued interest thereon, on the earlier of (i) January 11, 2013 (the “Maturity Date”), or (ii) an Event of Default (as defined in the Multi-Draw Term Loan Note), and (e) be secured by all of the Company’s assets.”

Section 1 of the Agreement is hereby amended to read as follows:

“1.           The Facility.

(a)           Commitment to Extend Facility.   Each Investor hereby agrees to make available to the Company, from time to time during the period commencing with the date hereof through the Maturity Date, for working capital purposes, the principal sum of $4,750,000, consisting of:

(i)           A refinancing of the Investor’s Notes and accrued interest thereon in the aggregate amount of $1,431,563.30 (the “Refinanced Amount”);

(ii)           Advances of principal made to the date hereof (“Advances”); and

(iii)           Additional advances which, when added to the Refinanced Amount and the Advances, will total, in the aggregate, the amount of the Facility (each an “Additional Advance”), in accordance with Section 3 hereof.”

Section 2 of the Agreement is hereby amended to read as follows:

“2.           Closing.  Concurrently with the execution and delivery of this Agreement (a) the Company is issuing to each Investor a Multi-Draw Term Loan Note, registered in the name of the Investor, in the principal amount of $4,750,000, (b) each Investor is delivering to the Company the Investor’s Notes, and by wire transfer the amount set forth in Section 1(a)(ii) above, and (c) the parties are executing and delivering a Security Agreement in the form attached hereto as Exhibit B.”

Except as amended hereby, all of the provisions of the Agreement remain in full force and effect.

This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to the Agreement as of the day and year first above written.

BioLife Solutions, Inc.

By:	/S/ MICHAEL RICE
Mike Rice, President & CEO

/S/ THOMAS GIRSCHWEILER
Thomas Girschweiler

/S/ WALTER VILLIGER
Walter Villiger

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